Exhibit 99.1
Autoliv Inc. Financial Report October - December 2003
Record Sales, Earnings and Cash Flow

(Stockholm, January 22, 2004) - Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the world-wide leader in automotive safety systems - reported record sales, earnings and cash flow for the three- month period which ended December 31, 2003.

Consolidated sales rose by 25% to $1,476 million including an organic growth of 9% compared to a 1% decline in the underlying vehicle production.

Including $18 million in pre-tax income from the net of license income and changes in provisions ("Special Items"), operating income rose by 53% to $136 million and income before taxes by 67% to $128 million compared to the corresponding quarter 2002. Net income and earnings per share, which have been affected by a temporary reduction in the effective tax rate, improved by 93% and 96%, respectively, to $92 million and 96 cents.

Excluding Special Items, operating income rose by 33% to $118 million and income before taxes by 44% to $110 million. Excluding Special Items and using Autoliv's expected long-term effective tax rate, net income improved by 53% to approximately $73 million and earnings per share by 55% to 76 cents.

Operations generated $237 million before capital expenditures and acquisitions, compared to $150 million during the corresponding quarter 2002. For the full year cash flow from operations was $530 million.

A tele-conference will be held today at 3.30 p.m. CET (9.30 a.m. New York time).
In Europe call: +44-20-7162 0025
In N. America: +1-334-323 6201
The conference will also be available and archived at www.autoliv.com under Financial info/Calendar.

4th Quarter
Market Overview
During the three-month period October through December 2003, light vehicle production declined by approximately 1% in the Triad (i.e. Western Europe, North America and Japan) compared to the same quarter last year. The decline was slightly less than expected.

In Europe, where Autoliv generates more than half of its revenues, light vehicle production decreased by 1%, which was slightly less than expected. During the quarter, Volkswagen ramped up production for its new Golf, Ford for its new C-max, Volvo for its new 40-series and BMW for its new 5-series - all vehicles to which Autoliv is a supplier. The model mix in the European vehicle production was therefore favorable for Autoliv. In addition, car registration in Italy decreased to normal levels after being boosted last year by tax incentives. In Europe, the country mix was therefore also favorable for Autoliv.

In North America, which accounts for one third of Autoliv's revenues, light vehicle production was flat, which was in line with expectations. Production for "The Big 3" (i.e. GM, Ford and Chrysler), which account for most of Autoliv's sales, dropped by 4%, while the Asian and European vehicle manufacturers increased their North American production by 14%.

In Japan, which accounts for one tenth of consolidated sales, light vehicle production decreased by 4% due to a weak domestic market and a strong comparable quarter last year.

In addition to vehicle production, the automotive safety market is driven by new regulations and the rollout of new safety systems, such as side-impact airbags. It is therefore significant that the vehicle manufacturers in the U.S. recently announced a new industry safety commitment for enhanced side-impact protection (see Other Significant Events below).

Consolidated Sales
Consolidated net sales during the three-month period which ended December 31, 2003, rose by 25% to $1,476 million compared to the corresponding period in 2002. At the beginning of the quarter, growth in sales was expected to exceed the 14%-rate recorded in the third quarter. In fact, the effects of the rollout of new products, the growth in Asia, Autoliv's market share gains and the currency effects have all been stronger than anticipated.

Currency translation effects added 12% to sales and acquisitions added 4%. As a result, organic growth (sales excluding currency effects and acquisitions) was 9%, despite the 1% drop in light vehicle production in the Triad. Consequently, Autoliv continued to increase its global market share substantially.

Autoliv's organic sales growth was primarily driven by a 50% increase in the sales of the Inflatable Curtain and by higher market shares for seat belts. Organic growth was also strong for steering wheels (up 39%), side airbags for thorax protection (up 22%) and electronics (up 22%). The growth in electronics was partly due to new shipments from BMW; growth in steering wheels mainly due to the new Renault Mégane and several new Nissan models; and expansion in side airbags mainly due to the new Ford C-Max, Nissan Quest and Toyota Sienna.

Sales by Region
Sales from Autoliv's European companies rose by 30%. Currency effects added 19%. Organic growth of 11% compares favorably with the 1% decline in European light vehicle production. This difference reflects the fact that most vehicle manufacturers add Autoliv's Inflatable Curtain as standard in Europe when they launch a new car model. Autoliv's organic growth in Europe is also the result of market share gains.

Sales from Autoliv's North American companies increased by 4% compared to the flat North American light vehicle production. Autoliv's sales were driven by a 31% increase in seat belts. This sharp increase in organic sales is partly due to a recovery in sales from last year which was affected by many contract change-overs. Rapid growth in thorax airbags (up 111%) and electronics (up 34%) also contributed to Autoliv's sales performance in North America. Sales were negatively affected by the continued phase-out of low-margin inflators.

Sales from Autoliv companies in Japan doubled due to the an acquisition. Excluding the acquisition and currency effects, sales grew by 14% compared to the 4% decline in Japanese light vehicle production. Organic sales were driven by market share gains in frontal airbags (up 22%) and the demand for the Inflatable Curtain (up 19%).

Sales from Autoliv companies in the Rest of the World rose by 35% and organic sales by 18%, primarily as a result of new business in Korea and China.

Sales by Product
Consolidated sales of airbag products (incl. steering wheels) increased by 17% to $984 million, including a 10% effect from currencies. Since sales grew organically by 7%, Autoliv managed to offset the effect of the 1% weaker global vehicle production. This was accomplished by the rollout of the Inflatable Curtain and side thorax airbags, as well as market share gains in electronics and steering wheels. In addition, new business was generated by the investments previously made in the Rest of the World, where not only the safety content per vehicle is growing fast, but also the light vehicle production.

Sales of seat belt products (incl. seat sub-systems) rose by 45% to $492 million, including 16% from currencies and 14% from acquisitions. Most of the organic growth of 15% came from increased market shares in Europe and North America.

Earnings
During the quarter, earnings improved on all levels in the income statement, and the return on shareholders' equity improved for the twelfth consecutive quarter (when compared to the previous year's quarter). These improvements in operations were mainly due to the strong sales performance but also the result of reduced component and labor costs in relation to sales. These costs-savings reflect Autoliv's strategy to improve profits by redesigning products and systems, by plant consolidations, by efficiently managing its supply base and by moving production to low-labor cost countries.

Pre-tax results have been boosted by Special Items of $18 million net, consisting of one-time license revenue of $31 million and changes in provisions for product and contractual issues of $(13) million. In the comments below, we discuss Autoliv's performance both including these Special Items as reported under US GAAP and excluding them.

Gross profit increased, on a reported basis, by 33% to $284 million, and by 36% to $291 million excluding the Special Items. Currency translation effects contributed 2% to the increases, while currency hedging reduced gross profit by $3 million in 2003 and $2 million in 2002. Gross margin improved to 19.2%, and excluding the Special Items to 19.7%, from 18.2% in the same quarter 2002.

Operating income increased by 53% to $136 million and by 33% to $118 million excluding the Special Items. Operating margin improved to 9.2% and 8.0%, respectively, from 7.5% in the fourth quarter 2002. Acquisitions had a 0.2% negative margin impact. At the same time, research, development and engineering expenses rose by 46% or to 5.5% of sales from 4.7% during the same quarter 2002. The increase in R,D&E mainly reflects a lower degree of customer-funded engineering services and test-crash income.

Income before taxes improved by 67% to $128 million and by 44% to $110 million excluding Special Items. In addition to the higher operating income, this improvement was due to a $2 million reduction in net interest expense mainly as a result of lower interest rates. Higher earnings in joint ventures, partly due to an acquisition of an affiliated company, also contributed to the improvement.

The effective tax rate has been reduced temporarily in the quarter to 27% from 33% last year. This is primarily the result of a reduced level of losses being generated without any tax benefit, recognition of tax benefits associated with prior years' losses and of tax credits available in the U.S.

Reported net income rose by 93% to $92 million and reported earnings per share by 96% to 96 cents. The stock-repurchase program has reduced the average number of shares outstanding (assuming dilution) to 95.2 million from 97.1 million during last year's fourth quarter. Of the total improvement in earnings per share of 47 cents, two cents were due to the stock repurchase program, nine cents to the unusually low tax rate, and nine cents to currency exchange effects (including translation, currency hedging and transaction effects) and 27 cents to organic improvements.

Excluding Special Items and using Autoliv's expected long-term effective tax rate, net income improved by 53% to approximately $73 million and earnings per share by 55% to 76 cents.

In connection with a review related to the new FASB Interpretation, FIN 46 "Consolidation of Variable Interest Entities", an accounting issue has arisen associated with an insurance arrangement. Autoliv's external auditors have proposed a new accounting treatment, which - if implemented - would increase pre-tax income by $23 million without any impact on cash flow. A final decision has not been reached on the proposed accounting treatment. Autoliv has therefore decided, in this press release, to continue to follow the accounting it has used in its audited financial statements since the inception of the arrangement in 1997, and to seek further guidance prior to filing its definitive, audited 10-K report for 2003.

Cash Flow and Balance Sheet
Operations generated a record- breaking $237 million in cash compared to $150 million during the same quarter 2002. The new cash flow record was mainly due to the strong profit performance but also to the one-time license income and a release of $46 million from working capital. In the previous quarter, working capital increased to 10.6% of sales and Autoliv was not (for the first time in four quarters) in compliance with its target that working capital should not exceed 10% of annual sales. During the reported quarter, however, working capital has been reduced, despite the strong sales performance. As a consequence, working capital has shrunk to 10% of sales at the end of the quarter. Excluding acquisitions, the working-capital-ratio was 9.4%.

Capital expenditures amounted to $63 million compared to depreciation (excl. amortization) of $70 million and compared to capital expenditures of $73 million in the fourth quarter 2002. Cash flow before financing therefore improved to $174 million from $80 million. This was also a new record.

Mainly due to the strong cash generation, net debt decreased during the quarter by $147 million to $785 million, which reduced the net-debt-to-capitalization ratio to 24% from 29%. Gross interest bearing debt decreased during the quarter by $128 million to $996 million.

Equity increased during the quarter by $155 million to $2,391 million or to $25.19 per share. Equity was reduced by the quarterly dividend of $14 million and favorably impacted by $68 million from currency effects due to the weaker U.S. dollar and by $2 million from changes in the market value of cash-flow hedges.

Launches during 4th Quarter
  BMW's new 6-series: Smart frontal airbags (incl. steering wheel), knee airbags, side airbags, seat belts with pretensioners and restraint electronics
  Chevrolet's new Colorado: Smart passenger airbag, Inflatable Curtains, and seat belts
  Nissan's Infiniti QX56: Smart frontal airbags (incl. steering wheel), side airbags and Inflatable Curtains
  Nissan's new Titan: Smart frontal airbags (incl. steering wheel), side airbags, Inflatable Curtains, and seat belts with pretensioners
  Kia's new Shuma/Sephia: Restraint electronics
  Peugeot's new 407: Smart frontal airbags (incl. steering wheel), knee airbags, side airbags, Inflatable Curtains, and seat belts with pretensioners
  Toyota's new Land Cruiser/Prado: Inflatable Curtains

Reconciliation of Non-GAAP Financial Measures to U.S. GAAP

	Excluding	One-time	Changes	Reported
(US$ in millions)	Special Items	license income	in provisions*	U.S. GAAP
Sales	$1,476.1			$1,476.1
Gross profit	291.4		(7.5)	283.9
Gross margin	19.7%			19.2%
Operating income	118.2	31.2	(13.2)	136.2
Operating margin	8.0%			9.2%
Net income	74.5	25.7	(8.5)	91.7
Earnings per share	$.78	.27	(.09)	$.96
*) For product and contractual issues

Full Year

Market overview
During the 12-month period January- December 2003, light vehicle production decreased in the Triad by nearly 2%.

In Western Europe, light vehicle production declined by 2% but the vehicle mix was favorable to Autoliv.

In North America, light vehicle production declined by 3%. The passenger car segment dropped by 10% while the light truck segment rose by 3%. Production by the Big 3 decreased by 6%, while the North American production of the Asian and European manufacturers rose by 7%. Therefore, the vehicle and customer mix was unfavorable for Autoliv.

In Japan, light vehicle production was flat. However, production of vehicles for the markets outside Japan rose. These vehicles generally have higher supply value for Autoliv than cars for the domestic market.

Consolidated Sales
For the full year 2003, sales rose by 19% to $5,301 million. Organic growth was 5% despite the decrease in the underlying light vehicle production. Currency effects added 11% to sales and acquisitions (see Other Significant Events) less than 4%.

Sales from Autoliv's European companies rose by 26% to $2,950 million. Currency effects added 19% and acquisitions 1%. The organic growth of 6% compares favorably to the 2% decline in vehicle production. Autoliv's strong performance was driven by the introduction of the Inflatable Curtain in many new car models and by market share gains in seat belts, steering wheels and electronics.

Sales from Autoliv's North American companies declined by 3% to $1,609 million. Acquisitions added 2% to these revenues. The organic decrease in sales of 5% reflects the combined effect of the drop in light vehicle production, the unfavorable sales mix and the phase-out of low-margin inflators.

Sales from Autoliv companies in Japan rose by 82% to $389 million. Excluding acquisitions which added 54% and currency effects that contributed nearly 8%, organic sales grew by 21% in a flat market. The strong organic sales performance was primarily due to the Inflatable Curtain.

Reported sales from Autoliv companies in the Rest of the World rose by 55% to $352 million. The organic increase was 42% and was mainly due to new shipments in Korea and China, and to a generally strong demand in Asia for all Autoliv products.

Sales of airbag products increased by 14% to $3,608 million. Excluding a 10% effect from currencies and 1% from acquisitions, the organic increase was 3%. This increase was due to the Inflatable Curtain and higher market shares for electronics and steering wheels.

Sales of seat belt products rose by 32% to $1,693 million including 15% from currency effects and 9% from acquisitions. Organic growth of 8% reflects mainly market share gains worldwide.

Earnings
Earnings rose on all levels in the income statement, and the return on shareholders' equity continued to improve.

Gross profit increased by 23% to $999 million, and by 24% to $1,007 million excluding the Special Items. Despite a 0.3% dilutive effect from acquisitions, gross margin improved to 18.8% and 19.0%, respectively, from 18.2% previous year. Currency hedging reduced gross profit by $15 million during 2003 and by $2 million in 2002.

Operating income rose by 28% to $423 million and by 23% to $405 million excluding the Special Items. Operating margin improved, despite the negative impact of acquisitions, to 8.0% and 7.6%, respectively, from 7.4% in 2002. The improvement of the operating margin was less than the increase in the gross margin mainly due to higher R,D&E spending, which rose to 5.8% of sales from 5.2% as a result of lower engineering income.

Income before taxes improved by 37% to $394 million, and by 31% to $376 million excluding the Special Items. The improvement was due to the sales performance, the margin improvement and a lower financial net.

The effective tax rate was reduced to 30% from 33%. This is primarily the result of a reduced level of losses being generated without any tax benefit, recognition of tax benefits associated with prior years' losses and of tax credits available in the U.S. Previously the tax rate was expected to be 32%.

Reported net income rose by 47% to $266 million and earnings per share rose by 52% to $2.79. The stock-repurchase program reduced the average number of shares outstanding (assuming dilution) to 95.4 million from 98.0 million during 2002. Of the total improvement in earnings per share of 95 cents, seven cents were due to the stock repurchase program, eleven cents to the unusually low tax rate, and 19 cents to currency exchange effects (including translation, currency hedging and transaction effects) and 58 cents to organic improvements.

Excluding the Special Items net income rose by 38% to $249 million and earnings by 42% to $2.61. Return on equity improved to 11.4% from 9.2% in 2002.

Cash Flow and Balance Sheet
During 2003, operations generated $530 million in cash, compared to $509 million in 2002. In 2003, working capital increased by $40 million due to higher sales, while $55 million was released in 2002 from working capital.

After capital expenditures of $248 million and acquisitions of $29 million, cash flow was $253 million. In 2002, cash flow was $269 million after capital expenditures of $218 million and acquisitions of $22 million.

During 2003, net debt has been reduced by $79 million to $785 million mainly due to the strong operating cash flow and the one-time license income. Gross interest-bearing debt increased by $30 million, partly due to a reclassification of fair market value of debt hedges. In addition to raising the quarterly dividends twice during the last 12 months, Autoliv has also returned funds to shareholders by repurchasing shares for $43 million. In relation to capitalization, net debt was reduced to 24% from 29% at the beginning of the year.

Equity increased during the year by $344 million to $2,391 million despite the repurchase of shares and the payment of quarterly dividends for $51 million. Equity was favorably impacted by $147 million from currency effects due to the weaker U.S. dollar, by $15 million from changes in the market value of cash flow hedges and by $10 million from shares issued in connection with Autoliv's Stock Incentive Plan.

Reconciliation of Non-GAAP Financial Measures to U.S. GAAP

	Excluding	One-time	Changes	Reported
(US$ in millions)	Special Items	license income	in provisions*	U.S. GAAP
Sales	$5,300.8			$5,300.8
Gross profit	1,006.7		(7.5)	999.2
Gross margin	19.0%			18.8%
Operating income	405.3	31.2	(13.2)	423.3
Operating margin	7.6%			8.0%
Net income	248.8	25.7	(8.5)	266.0
Earnings per share	$2.61	.27	(.09)	$2.79
*) For product and contractual issues

Headcount
Total headcount (employees plus temporary hourly workers) increased by nearly 500 during the quarter to 37,000. The increase was concentrated in low-labor-cost countries, except for 100 employees required for additional capacity for the Inflatable Curtain and for a new sequence center close to a customer.

Since the beginning of the year, total headcount has increased by 2,800. Excluding acquisitions, which have added just over 1,700, the headcount in high-labor-cost countries decreased by 100 and rose in low-labor-cost countries by 1,200.

Prospects
During the first quarter this year, light vehicle production in the triad is expected to be almost flat with a small decline in Europe. Currency effects are expected to add 11% to revenues (provided that the mid-January exchange rates prevail), and acquisitions another 3%. Based on these assumptions, sales would grow in the region of 15% in the first quarter, a level which Autoliv expects to exceed slightly.

Mainly due to the expected sales performance and Autoliv's continued cost-savings program, the Company expects its operating margin in the first quarter this year to slightly exceed the 7.2% level recorded in the first quarter 2003.

We expect Autoliv's long-term effective tax rate to be approximately 32% with the potential of being somewhat lower in 2004.

Other Significant Events
  This Financial Statements have been affected by four acquisitions. On April 1, 2002, Autoliv acquired Visteon Restraint Electronics (VRE) with $150 million in annual sales. One year later, Autoliv exercised its options and acquired the remaining 60% of the shares in NSK's Asian seat belt operations which had approximately $150 million in annual sales. Also in the second quarter 2003, Autoliv acquired a Japanese steering wheel operation (NSI) that had nearly $20 million in sales last year. In the third quarter 2003, Autoliv acquired Protektor, a small German company with $10 million in annual sales. Protektor specializes in seat belts for niche markets.
  Autoliv's wholly-owned subsidiary OEA, Inc. has received a one-time consideration for past and future use of certain initiator and inflator technologies. The one-time consideration is included in the Special Items in this report.
  A federal district court has awarded a supplier of Autoliv ASP, Inc. approximately $27 million in connection with a commercial dispute. Both Autoliv ASP and the supplier have filed post-trial motions seeking clarifications as regards technical aspects of the judgement. Autoliv intends to appeal the verdict as soon as possible. While legal proceedings are subject to inherent uncertainty, Autoliv believes that it has valid grounds for appeal and that it is possible that the judgement could be eliminated or substantially altered by the appellate court. Consequently, in the opinion of Management and Counsel it is not possible to estimate the final outcome of such uncertainty at this time.
  On December 4, the Alliance of Automobile Manufacturers in the U.S. and the U.S. Insurance Institute for Highway Safety (IIHS) announced "a new voluntary industry safety commitment … for enhanced side-impact protection through the use of features such as side airbags, airbag curtains and revised side-impact structures". The new committment calls for at least 50% of all vehicles offered in the U.S. by participating manufacturers to meet the front-to-side performance criteria by September 1, 2007. By September 2009, 100% of these vehicles should be in compliance with the criteria.
  On June 26, the Commerce Committee of the U.S. -Senate introduced draft legislation for rollover protection "based on the combined ejection-mitigation capabilities of safety technologies, including advanced side glazing, side curtains, and side impact air bags" to be included in the funding bill for the National Highway Traffic Safety Administration (NHTSA). The proposed, new regulation would become effective "no later than December 31, 2008" for all new vehicles weighing up to five tons. A decision is expected this spring on the entire NHTSA funding bill.
  Autoliv China has started construction of a new manufacturing facility in Shanghai, which will be the subsidiary's second airbag plant and sixth production facility. The existing airbag plant has been presented with an Excellent Supplier Award for 2003 by Ford Motor Company.
  Autoliv France has received the award The TPM Excellence, First Category for its world-class manufacturing from the Japanese Institute of Plant Maintenance (JIPM).

Dividend
As previously announced, a quarterly dividend of 15 cents per share will be paid on March 4, 2004 to shareholders of record as of February 5. The ex-date, when the shares will trade without the right to the dividend, is February 3.

Next report
The next quarterly report, which covers the period January through March, will be published on April 22, 2004.

Annual General Meeting of Shareholders
The Annual General Meeting of Shareholders will be held in Chicago on April 27. Holders of record at the close of business on March 2 are entitled to be present and vote at the Meeting.

Notice of the General Meeting, the Annual Report, the Proxy Statement and the Proxy Card will be mailed in March to Autoliv's shareholders. Shareholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

Non-U.S. GAAP Disclosure Statement
The Company discloses non-GAAP measures that exclude Special Items consisting of one-time license income and changes in provisions. Management believes that these non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP.

"Safe Harbor Statement"
Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC).

Definitions and SEC Filings
Please refer to www.autoliv.com/financial info or to the Annual Report for definitions of financial terms used in this report.

The filings with the SEC of Autoliv's annual reports, 10-K reports, quarterly reports in the form of 10-Q reports, proxy statements, management's certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at SEC's web site www.sec.gov and at www.autoliv.com.

KEY RATIOS
	Quarter October - December			12 months January - December
	2003	2003	2002	2003	2003	2002
	Reported	Adjusted 1)	Reported	Reported	Adjusted 1)	Reported
Earnings per share 2)	$.96	$.78	$.49	$2.79	$2.61	$1.84
Equity per share	25.19	25.19	21.25	25.19	25.19	21.25
Cash dividend declared per share	.15	.15	.13	.56	.56	.46

Working Capital, $ in millions	528	528	385	528	528	385
Capital employed, $ in millions	3,176	3,176	2,911	3,176	3,176	2,911
Net debt, $ in millions 3)	785	785	864	785	785	864
Net debt to equity ratio, %	33	33	42	33	33	42
Net debt to capitalization, % 4)	24	24	29	24	24	29

Gross margin, % 5)	19.2	19.7	18.2	18.8	19.0	18.2
Operating margin, % 6)	9.2	8.0	7.5	8.0	7.6	7.4

Return on shareholders´ equity, %	15.9	12.9	9.4	12.2	11.4	9.2
Return on capital employed, %	17.6	15.3	12.3	14.2	13.6	11.6

Average no. of shares in millions 2)	95.2	95.2	97.1	95.4	95.4	98.0
No. of shares at period-end in millions7)	94.9	94.9	96.3	94.9	94.9	96.3
No. of employees at period-end	32,100	32,100	30,100	32,100	32,100	30,100
Headcount at period-end	37,000	37,000	34,200	37,000	37,000	34,200
Days receivables outstanding 8)	69	69	74	77	77	78
Days inventory outstanding 9)	28	28	30	31	31	31

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter October - December			12 months January - December
	2003	2003	2002	2003	2003	2002
	Reported	Adjusted 1)	Reported	Reported	Adjusted 1)	Reported
Net sales
- Airbag products	$984.3	$984.3	$840.1	$3,607.6	$3,607.6	$3,160.0
- Seat belt products	491.8	491.8	338.7	1,693.2	1,693.2	1,283.4
Total net sales	1,476.1	1,476.1	1,178.8	5,300.8	5,300.8	4,443.4

Cost of sales	(1,192.2)	(1,184.7)	(964.6)	(4,301.6)	(4,294.1)	(3,632.6)
Gross profit	283.9	291.4	214.2	999.2	1,006.7	810.8

Selling, general & administrative expenses	(78.9)	(78.9)	(57.4)	(273.2)	(273.2)	(219.0)
Research, development & engineering expenses	(81.4)	(81.4)	(55.7)	(305.4)	(305.4)	(229.8)
Amortization of intangibles	(5.4)	(5.4)	(4.8)	(21.1)	(21.1)	(19.4)
Other income (expense), net	18.0	(7.5)	(7.5)	23.8	(1.7)	(11.8)
Operating income	136.2	118.2	88.8	423.3	405.3	330.8

Equity in earnings of affiliates	3.2	3.2	0.2	11.5	11.5	4.1
Interest income	1.1	1.1	1.9	3.9	3.9	6.1
Interest expense	(11.7)	(11.7)	(14.2)	(47.7)	(47.7)	(55.0)
Other financial items	(0.4)	(0.4)	-	2.5	2.5	0.7
Income before income taxes	128.4	110.4	76.7	393.5	375.5	286.7

Income taxes	(34.2)	(33.4)	(25.3)	(119.1)	(118.3)	(94.6)
Minority interests in subsidiaries	(2.5)	(2.5)	(3.8)	(8.4)	(8.4)	(11.6)
Net income	91.7	74.5	47.6	266.0	248.8	180.5

Earnings per share	$.96	$.78	$.49	$2.79	$2.61	$1.84

1)Italic figures exclude Special Items and thus the adjusted figures are a non-GAAP financial measure (see Reconciliation on Non-GAAP Financial Measures to U.S. GAAP)
2)Assuming dilution and net of treasury shares
3)Short- and long-term interest bearing liabilities and related dervatives, less cash and cash equivalents
4)Net debt in relation to net debt and equity (including minority)
5)Gross profit relative to sales
6)Operating income relative to sales
7)Excluding dilution and net of treasury shares
8)Outstanding receivables at average exchange rates relative to average daily sales
9)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED BALANCE SHEETS (Dollars in millions, except per share data)

	Dec 31	Sept 30	June 30	March 31	Dec 31
	2003	2003	2003	2003	2002
Assets
Cash & cash equivalents	$93.7	$104.4	$129.8	$133.4	$101.5
Receivables	1,195.3	1,116.3	1,162.6	1,086.9	1,008.6
Inventories	452.0	437.2	430.0	376.0	381.5
Other current assets	98.4	131.0	84.3	81.4	62.2
Total current assets	1,839.4	1,788.9	1,806.7	1,677.7	1,553.8

Property, plant & equipment, net	1,052.2	1,010.1	995.3	925.7	916.9
Goodwill assets, net	1,531.4	1,523.5	1,520.6	1,499.5	1,498.2
Intangible assets, net	178.9	181.4	186.8	191.4	192.1
Investments and other non-current assets	267.0	230.5	139.4	134.0	133.8
Total assets	$4,868.9	$4,734.4	$4,648.8	$4,428.3	$4,294.8

Liabilities and shareholders' equity
Short-term debt	$149.4	$164.6	$108.9	$107.6	$122.9
Accounts payable	720.5	620.9	677.6	612.2	619.3
Other current liabilities	497.0	532.8	531.3	523.2	447.6
Total current liabilities	1,366.9	1,318.3	1,317.8	1,243.0	1,189.8

Long-term debt	846.2	959.2	923.6	905.5	842.7
Pension liability	57.9	46.3	55.2	46.5	42.8
Other non-current liabilities	166.0	138.4	133.9	131.5	131.7
Minority interests in subsidiaries	40.9	36.3	36.4	33.3	41.1
Shareholders' equity	2,391.0	2,235.9	2,181.9	2,068.5	2,046.7
Total liabilities and shareholders' equity	$4,868.9	$4,734.4	$4,648.8	$4,428.3	$4,294.8

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter October - December		12 months January - December
	2003	2002	2003	2002
Net income	$91.7	$47.6	$266.0	$180.5
Depreciation and amortization	75.0	68.1	278.8	248.5
Deferred taxes and other	24.3	13.6	25.0	25.5
Change in operating assets and liabilities	45.6	21.1	(39.7)	54.5
Net cash provided by operating activities	236.6	150.4	530.1	509.0

Capital expenditures, net	(62.5)	(72.8)	(247.5)	(217.9)
Acquisitions of businesses, net	(0.5)	2.2	(29.2)	(22.3)
Net cash before financing	173.6	79.8	253.4	268.8

Increase (decrease) in short-term debt	(18.0)	5.2	(51.9)	(23.8)
Issuance of long-term debt	39.2	3.2	157.5	5.6
Repayments & other changes in long-term debt	(201.9)	(97.8)	(284.9)	(165.4)
Dividends paid	(14.2)	(10.6)	(51.3)	(42.9)
Shares repurchased	0.0	(30.4)	(43.0)	(30.4)
Stock options exercised	3.6	(0.1)	7.1	0.7
Other, net	2.5	6.9	(6.3)	(0.8)
Effect of exchange rate changes on cash	4.5	(4.3)	11.6	5.5
Increase (decrease) in cash and cash equivalents	(10.7)	(48.1)	(7.8)	17.3
Cash and cash equivalents at period-start	104.4	149.6	101.5	84.2
Cash and cash equivalents at period-end	$93.7	$101.5	$93.7	$101.5